Exhibit 99.1



FOR IMMEDIATE RELEASE

August 4, 2004

For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655

AMERICAN BILTRITE REPORTS SECOND QUARTER RESULTS

WELLESLEY HILLS, MA, August 4, 2004 - American Biltrite Inc. (AMEX:ABL) reported today its results for the second quarter. Net sales for the three months ended June 30, 2004 were $112.5 million, up 8.7% from $103.5 million in the second quarter of 2003. Income from continuing operations in the second quarter of 2004 was $1.8 million, or $.53 per share, compared with a loss of $2.0 million or $.57 per share in the second quarter of 2003. For the six months ended June 30, 2004, the loss from continuing operations was $36 thousand or $.01 per share, on sales of $211.9 million, compared with a loss from continuing operations of $4.4 million or $1.28 per share, on sales of $205.4 million, for the same period last year.

Roger Marcus, Chairman of the Board, commented "Results for the second quarter were significantly better than both the first quarter of this year and the second quarter of last year, as both K&M and Congoleum reported solid earnings versus losses in the prior periods. The Tape division reported a modest profit for the quarter, while our Canadian division posted a loss."

                             AMERICAN BILTRITE INC.

         RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30 (UNAUDITED)
                        ($000, except per share amounts)

                                        Three Months Ended          Six Months Ended
                                             June 30,                   June 30,
                                       2004          2003          2004          2003
                                    ----------    ----------    ----------    ----------

Net sales                           $  112,510    $  103,481    $  211,925    $  205,446
                                    ==========    ==========    ==========    ==========

Income (loss) before other items    $    1,886    $   (1,976)   $      (13)   $   (4,305)

Noncontrolling interests                   (59)          (13)          (23)          (90)
                                    ----------    ----------    ----------    ----------

Income (loss) from continuing
  operations                             1,827        (1,989)          (36)       (4,395)

Discontinued operation                    (110)       (9,897)         (272)      (10,616)
                                    ----------    ----------    ----------    ----------

  Net income (loss)                 $    1,717    $  (11,886)   $     (308)   $  (15,011)
                                    ==========    ==========    ==========    ==========

Income (loss) per common share
  from continuing operations,
  basic and diluted                 $     0.53    $    (0.57)   $    (0.01)   $    (1.28)

Discontinued operation                   (0.03)        (2.88)        (0.08)        (3.08)
                                    ----------    ----------    ----------    ----------
  Net income (loss) per share,
   basic  and diluted               $     0.50    $    (3.45)   $    (0.09)   $    (4.36)
                                    ==========    ==========    ==========    ==========

Weighted average number of common
  and equivalent shares
  outstanding                        3,441,551     3,441,551     3,441,551     3,441,551
                                    ==========    ==========    ==========    ==========